Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302

(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS JULY SALES

-- Comparable Store Sales Grow 2.1% --

HOUSTON, TX, August 8, 2002 - Stage Stores, Inc. (Nasdaq: STGS) today reported that comparable store sales for the four-week period ended August 3, 2002 increased 2.1% compared to the prior year four-week period ended August 4, 2001. Total sales increased 3.1% to $69.0 million from $66.9 million in the prior year period.

The Company further reported that its shoes, misses sportswear, children's, dresses, accessories and home & gifts categories led the way with comparable store sales increases during the month.

For the entire second quarter, the Company reported a comparable store sales increase of 6.5% and a total sales increase of 6.1%, as sales grew during the quarter to $207.5 million this year from $195.5 million last year.

Commenting on July's sales performance, Jim Scarborough, Chairman, President and Chief Executive Officer, stated, "While the rate of our comparable store sales gain slowed from what we experienced during May and June, we are pleased that we achieved a 6.5% comparable store sales increase during the second quarter and a 6.8% comparable store sales increase over the first half of the year. It is particularly impressive that these comparable store sales gains were achieved versus a comparable store sales gain of 16.8% during the first six months of last year. With regard to July, the biggest event during the month was the Texas tax-free weekend, which ran from August 2nd through August 4th. With about 58% of our stores located in Texas, this event is an important driver of our sales for July. The tax-free weekend was not as productive as last year, perhaps due to the fact that a number of school districts in Texas are starting school one week later this year than last year. As a result, we posted negative comparable store sales for the three-day event, of which the first two days fell into the July period. Prior to the beginning of the tax-free weekend, our comparable store sales were trending up by approximately 4.0%".

--more--

Stage Stores Reports
July Sales
Page - 2

                                                        SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase			($ in Millions)
	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
1st Quarter	7.0%	17.1%	18.4%	$206.7	$195.5
May	8.8	19.9	17.5	66.9	62.1
June	8.9	21.5	22.8	71.6	66.5
July	2.1	9.5	31.9	69.0	66.9
2nd Quarter	6.5	16.6	23.9	207.5	195.5
Year-To-Date	6.8	16.8	21.1	414.2	391.0

(a)     The 2001 Calendar Adjusted Basis column compares the twenty-six week period starting on February 4, 2001 to the twenty-six week period starting on February 6, 2000.

(b)     The 2001 Fiscal Basis column compares the twenty-six week period starting on February 4, 2001 to the twenty-six week period starting on January 30, 2000.

During the fiscal month, the Company opened new stores in Humble, Giddings and San Antonio, Texas, as well as in Gonzales, Louisiana and Pine Bluff, Arkansas. The Company plans to open six additional stores during the third quarter.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 347 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

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